EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Investor Contact:	Press Contact:
Joe Hassett	Katie Nicolai Kennedy
Senior Vice President	Account Executive
Gregory FCA	Gregory FCA
610-228-2110	610-228-2128
joeh@gregcomm.com	katiek@gregcomm.com

USA Technologies, Inc. Names Stephen P. Herbert Chairman and Chief Executive Officer

MALVERN, PA, December 5, 2011 -- USA Technologies, Inc. (NASDAQ: USAT), a leader of wireless, cashless payment and M2M telemetry solutions for self-serve, small-ticket retailing industries, announced today that Stephen P. Herbert, 48, has been appointed Chief Executive Officer (CEO) and Chairman of the Company’s Board of Directors, effective immediately.

Mr. Herbert joined the Company in 1996 and served as a member of the Company’s Board of Directors since that time.  He was appointed and served as President and Chief Operating Officer since 1999. As President, he oversaw all operations of the Company including network operations, sales, marketing, research and development and manufacturing. He was named Interim Chairman and CEO in October 2011.

Prior to joining USA Technologies, Steve had been employed by The Pepsi-Cola Company, the beverage division of PepsiCo, Inc., where he held several management positions in operations, sales and marketing. In his final assignment he was responsible for the development of market strategy for the vending and retail channels for Pepsi-Cola in North America. He graduated with a Bachelor of Science degree from Louisiana State University.

“I’m grateful for the opportunity to serve the shareholders, customers and employees of USA Technologies in this new capacity at an important inflection point in the Company’s history,” says Mr. Herbert. “Over the past several years the Company has significantly increased revenue in conjunction with reducing its losses. I’ll be intently focused on bottom-line-oriented accountability for the leadership of USA Technologies in order attempt to drive the Company toward profitability.”

Mr. Herbert continued, “Bringing greater value to USAT customers and shareholders is at the top of my priorities as the Company’s Chairman and Chief Executive Officer. Over the past several years the Company has achieved significant growth in the areas of revenue, gross profit dollars, transactions handled by the Company’s network, as well as connections and customers on its network.  We must continue those significant business achievements, while more aggressively scrutinizing operating expenses so that USA Technologies becomes a sustainable, profitable business that would deliver increased shareholder value, quarter-in and quarter-out while providing maximum value to customers. We intend to provide greater accountability to shareholders and plan to upgrade investor communications to be more transparent and accessible.”

“Importantly, we are challenging ourselves to improve and innovate our already leading-edge products and services to better meet the current and future needs of the customers and markets we serve.    These initiatives are ongoing and intended to demonstrate our commitment to creating greater shareholder value,” Mr. Herbert said.

Steven Barnhart, independent director of USA Technologies, added, “USA Technologies is a leader in our industry because of our superior quality products and services, and our unique turn-key solution. We are the partner of choice for the leading companies in our industry, including some of the world’s largest payment processors, technology and wireless service providers and vending companies. In his role as President and Chief Operating Officer, Steve was instrumental in architecting and driving the strategy that got us to this position. As a result, the Board of Directors of USA Technologies believes that Steve has the in-depth knowledge of the business to build on our leadership, and to credibly communicate our progress, growth and development to shareholders.”

About USA Technologies:

USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. The Company has been granted 79 patents and has agreements with Verizon, Visa, Compass, Crane and others. Visit our website at www.usatech.com.

Forward-looking Statements:
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the financial position, anticipated connections to our network, business strategy and the plans and objectives of the Company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the ability of the Company to retain key customers from whom a significant portion of its revenues is derived; whether the Company’s customers continue to operate or commence operating ePorts received under the Jumpstart program or otherwise at levels currently anticipated by the Company; the ability of the Company to compete with its competitors to obtain market share; the ability of the Company to obtain widespread commercial acceptance of it products; whether the recent significant increase in the interchange fees to be charged by Visa and MasterCard for small ticket debit card transactions would adversely affect our business, including our revenues, gross profits, and anticipated future connections to our network; whether not accepting any debit cards with interchange fees that are higher than the rates provided under the Visa Agreement would adversely affect our business, including our revenues, gross profits, and anticipated future connections to our network; and whether the Company's existing or anticipated customers purchase ePort devices in the future at levels currently anticipated by the Company. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, the Company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

###